Exhibit 10.16

FLIR SYSTEMS, INC.

2007 EXECUTIVE BONUS PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain and motivate key executives by providing cash performance awards. The Plan is intended to ensure that the Awards paid under the Plan are deductible without limitation under Code Section 162(m).

2.	DEFINITIONS

Unless the context otherwise requires, the follow terms have the meanings set forth below:

a. “Award” means the total Performance Award as determined under the Plan.

b. “Board” means the Board of Directors of the Company.

c. “Code” means the Internal Revenue Code of 1986, as amended and any successor thereto.

d. “Committee” means the Compensation Committee of the Board or such other committee as the Board may appoint to administer the Plan, all of whose members will satisfy the requirements to be “outside directors,” as defined under Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3), and is comprised of at least two members.

e. “Company” means FLIR Systems, Inc. and any successor by merger, consolidation or otherwise.

f. “Eligible Employee” means the Company’s Chief Executive officer and any other employees of the Company or its Subsidiaries that are “covered employees” as defined in Code Section 162(m)(3).

g. “Employee Target Award” means the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.

h. “Exchange Act” means the Securities Exchange Act of 1934, as amended and any successor thereto.

i. “Participant” means an Eligible Employee selected, in accordance with Section 4 hereof, to be eligible to receive an Award for a specific Performance Period.

j. “Performance Award” means the amount paid or payable under Section 6 hereof.

k. “Performance Goal” means the objective performance goals, formulae or standards that the Committee will establish in accordance with Section 6(b) hereof.

l. “Performance Period” means a period of time as determined by the Committee over which the Performance Goal is measured. The Performance Period need not be identical for all Awards or Participants and the Committee may establish multiple Performance Periods within one fiscal or calendar year or different Performance Periods for individual Participants.

m. “Plan” means this FLIR Systems, Inc. 2007 Executive Bonus Plan.

n. “Subsidiary” means, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.

3.	ADMINISTRATION OF THE PLAN

a. The Plan will be administered by the Committee. The Committee will have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) select Participants; (iii) set the Employee Target Awards and Performance Goals for Awards within the Plan guidelines; (iv) certify attainment of Performance Goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all Awards and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan and its operation; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it will deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

b. Decisions of the Committee will be made by a majority of its members. All decisions of the Committee on any question concerning the Plan, including selection of Participants, the amount and criteria for an Award and the interpretation and administration of the Plan will be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein will be limited, construed and interpreted in a manner to comply therewith.

c. No member of the Committee will be liable for any action, omission, or determination relating to the Plan, and the Company will indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees will be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member of the Committee in bad faith and without reasonable belief that it was allowed or required by the Plan. The foregoing provisions are in addition to and will not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s articles or bylaws, the Oregon Business Corporation Act, or otherwise.

4.	ELIGIBILITY AND PARTICIPATION

a. For each Performance Period, the Committee will select the Eligible Employees who are to participate in the Plan.

b. No person will be entitled to participate in this Plan or receive any Award under this Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period. The Committee may add to or delete Eligible Employees from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m). Selection of an Eligible Employee to participate in the Plan for one Performance Period will not entitle the Eligible Employee to participate in any other Performance Period.

5.	EMPLOYEE TARGET AWARD

a. For each Participant for each Performance Period, the Committee may specify a targeted performance award, which will be referred to herein as an Employee Target Award. The Employee Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Employee Target Award for a Participant for a Performance Period will not imply or require that the same level or any Employee Target Award be set for any subsequent Performance Period or for any other Participant. At the time the Performance Goals are established (as provided in Section 6(b) below), the Committee will prescribe a formula to determine the percentages (which, subject to Section 6(e) hereof, may be greater than one-hundred percent (100%)) of the Employee Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. The Committee may impose terms and conditions attached to the Award, such as employment on the payment date. Terms and conditions need not be uniform between Awards and may reflect distinctions based upon the Committee’s discretion.

b. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Employee Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount (including zero) that is less than the Participant’s Employee Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals.

6.	PERFORMANCE AWARD PROGRAM

a. Performance Awards. Subject to Section 7 hereof, each Participant is eligible to receive up to the achieved percentage of their Employee Target Award for a Performance Period (or, subject to Section 5(b), such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to

Section 6(b) below and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award will be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

b. Performance Goals. The Committee will establish the objective performance goals, formulae or standards and the Employee Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing before (i) the earlier of 90 days after commencement of the Performance Period or expiration of 25% of the Performance Period, provided that the achievement of the Performance Goals is substantially uncertain at such time, or (ii) such later date as permitted under Code Section 162(m). Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision will be of no force or effect. These Performance Goals will be based on one or more of the following criteria with regard to the Company (or a Subsidiary, division, other operational unit or administrative department of the Company): (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits, including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions; (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (ix) the attainment of certain target levels of, or a percentage increase in, market share; (x) the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; or (xiii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula. In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for shareholder approval), the Committee may:

(i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

c. Except as otherwise provided herein, the measures used in Performance Goals set under the Plan will be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the preparation of the financial statements included with the Company’s regular reports on Forms 10-K and 10-Q.

d. To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations will be at the discretion of the Committee as exercised at the time the Performance Goals are set.

e. Maximum Performance Award. The maximum Performance Award payable to a Participant for any Performance Period is $5,000,000.

f. Payment Date; Committee Certification. Performance Awards will be paid in cash as soon as administratively feasible after the Performance Period in which they are earned is completed, but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6(b) above (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or certain other termination situations) were, in fact, satisfied. The Committee will certify satisfaction of the Performance Goals and make Award payments within two and one-half (2 1/2) months after the end of each Performance Period.

7.	EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

No Award will be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date Awards for the Performance Period are generally paid to Participants; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period. All such Awards will be based on achievement of the Performance Goals for the Performance Period, except that, to the extent permitted under Code Section 162(m), in the case of death or disability during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Employee Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals.

8.	NON-ASSIGNABILITY

No Award under this Plan nor any right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company or the Plan.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan will confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant, all without incurring liability under this Plan.

10.	TERM; AMENDMENT OR TERMINATION; CODE SECTION 409A

a. This Plan shall be effective March __, 2007. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next annual meeting of the Company’s shareholders following the date the Board adopts this plan. Once approved by the Company’s shareholders, this Plan shall continue in effect until the earlier of (i) a termination under Section 10(b), (ii) the date any shareholder approval requirement under Code Section 162(m) ceases to be met, or (iii) the date that is five years after the date of the Company shareholder meeting where this Plan is approved.

b. The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time; provided, however, that no such amendment will, without the prior approval of the shareholders of the Company entitled to vote thereon in accordance with the laws of the State of Oregon to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in Section 6(b); (ii) increase the maximum amount set forth in Section 6(e); (iii) change the class of Eligible Employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination will, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Performance Period otherwise payable hereunder.

c. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Code Section 409A is deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith, such provision will be void. The Board (or a duly authorized committee thereof) may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Plan to comply with Code Section 409A and the regulations thereunder or any other applicable law without Participant consent.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan will, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Plan and the Plan will be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company will have the right to withhold or make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto will be construed, administered, and governed in all respects in accordance with the laws of the State of Oregon (regardless of the law that might otherwise govern under applicable principles of conflict of laws).